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                                                                      EXHIBIT 11

                 SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

                        COMPUTATION OF PER SHARE EARNINGS
                    (in thousands, except per-share amounts)


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                                                       Year ended January 31
                                                   -----------------------------
                                                     1994      1993      1992
                                                   --------  --------  --------

PRIMARY:

  Net Income                                      $ 41,500  $ 38,075  $ 33,616
  Reduction of interest expense, net of
    income tax expense on assumed retirement
    of short-term and long-term debt                   501       465       ---

  Interest earned, net of income tax expense
    on assumed investment of U.S. government
    securities or commercial paper                      17       ---       ---
                                                   -------   -------   -------
  Adjusted net income                             $ 42,018  $ 38,540  $ 33,616
                                                   -------   -------   -------
                                                   -------   -------   -------

  Weighted average shares outstanding               45,404    44,168    43,573
  Dilutive stock options, based on the
    modified treasury stock method for
    1993 and 1994 and treasury stock
    method for 1992, using average fair
    value                                            2,025     2,011     1,252
                                                   -------   -------   -------

  Total average shares outstanding                  47,429    46,179    44,825
                                                   -------   -------   -------
                                                   -------   -------   -------

  Per Share Amount                                $    .89  $    .83  $    .75
                                                   -------   -------   -------
                                                   -------   -------   -------


FULLY DILUTED:

  Net Income                                      $ 41,500  $ 38,075  $ 33,616
  Reduction of interest expense, net of
    income tax expense on assumed retirement
    of short-term and long-term debt                   435       425       ---

  Interest earned, net of income tax expense
    on assumed investment of U.S. government
    securities or commercial paper                       5       ---       ---
                                                   -------   -------   -------
  Adjusted net income                             $ 41,940  $ 38,500  $ 33,616
                                                   -------   -------   -------
                                                   -------   -------   -------

  Weighted average shares outstanding               45,404    44,168    43,573
  Dilutive stock options, based on the
    modified treasury stock method for
    1993 and 1994 and treasury stock
    method for 1992, using year-end or
    exercise date established price
    if higher than average fair value                2,025     2,011     1,536
                                                   -------   -------   -------

  Total average shares outstanding                  47,429    46,179    45,109
                                                   -------   -------   -------
                                                   -------   -------   -------

  Per Share Amount                                $    .88  $    .83  $    .75
                                                   -------   -------   -------
                                                   -------   -------   -------
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